SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C. 20549


                     SCHEDULE 13G
       UNDER THE SECURITIES EXCHANGE ACT OF 1934

                  (Amendment No. 1)


               ROGUE WAVE SOFTWARE, INC.
      -------------------------------------------
                  (Name of Issuer)


             COMMON STOCK, $.001 PAR VALUE
       -------------------------------------------
             (Title of Class of Securities)


                      775369101
            -------------------------------
                   (CUSIP Number)


                 DECEMBER 31, 1999
-----------------------------------------------------------
  (Date of Event Which Requires Filing of this Statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [ ] Rule 13d-1(d)









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CUSIP No. 775369101

-------------------------------------------------------------

1    NAME OF REPORTING PERSON: Bank of America Corporation

IRS IDENTIFICATION NO. OF ABOVE PERSON: 560906609
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[](b)[]
-------------------------------------------------------------

3    SEC USE ONLY
-------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5    Sole Voting Power: 0

6    Shared Voting Power: 516,550

7    Sole Dispositive Power: 0

8    Shared Dispositive Power: 516,550

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

      516,550
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.10%
-------------------------------------------------------------

12   TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------






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


CUSIP No. 775369101

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: NB Holdings Corporation

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     Sole Voting Power: 0

6     Shared Voting Power: 516,550

7     Sole Dispositive Power: 0

8     Shared Dispositive Power: 516,550

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      516,550
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.10%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------





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


CUSIP No. 775369101

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: Bank of America, N.A.

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 53,400

6     SHARED VOTING POWER: 463,150

7     SOLE DISPOSITIVE POWER: 53,400

8     SHARED DISPOSITIVE POWER: 463,150

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      516,550
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.10%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: BK
-------------------------------------------------------------





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


CUSIP No. 775369101

-------------------------------------------------------------

1     NAME OF REPORTING PERSON:

      TradeStreet Investment Associates, Inc.

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 463,150

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER: 463,150

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      463,150
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 4.57%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: IA
----------------------------------------------------------------



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

ITEM 1  (a) NAME OF ISSUER:

            ROGUE WAVE SOFTWARE, INC.

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            5500 Flatiron Parkway
            Boulder, Colorado  80301


ITEM 2  (a) NAMES OF PERSONS FILING:

            Bank of America Corporation
            Bank of America, N.A.
          NB Holdings Corporation
            TradeStreet Investment Associates, Inc.

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICES:

            100 North Tryon Street
            Charlotte, NC  28255

        (c) CITIZENSHIP:

            United States

        (d) TITLE OF CLASS OF SECURITIES:

            COMMON STOCK

        (e) CUSIP NUMBER: 775369101


ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
OR 13d-2(b)OR (c), CHECK WHETHER THE PERSON FILING IS A:

(g) [x] A parent holding company or control person in accordance with(S)240.13d-1(b)(1)(ii)(G)


ITEM 4 - OWNERSHIP

With respect to the beneficial ownership of each reporting person, see Items 5 through 8 of the cover pages to this Schedule 13G applicable to each such person (pp. 2-5), which are incorporated herein by reference.






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


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

Not Applicable.


ITEM 7 - IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED
THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Bank of America, N.A.
NB Holdings Corporation
TradeStreet Investment Associates, Inc.


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP:

Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.
























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


ITEM 10 - CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATE: February 2, 2000

Bank of America Corporation
Bank of America, N.A.
NB Holdings Corporation
TradeStreet Investment Associates, Inc.


BY: /s/ PETER J. BROWN




Peter J. Brown
Vice President
Corporate Compliance






















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


                         EXHIBIT A
                   JOINT FILING AGREEMENT


The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.


DATE: February 2, 2000

Bank of America Corporation
Bank of America, N.A.
NB Holdings Corporation
TradeStreet Investment Associates, Inc.


BY: /s/ PETER J. BROWN




Peter J. Brown
Vice President
Corporate Compliance











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